Exhibit 10.19

FIRST AMENDMENT
TO THE EXCLUSIVE LICENSE BETWEEN
SANFORD BURNHAM PREBYS MEDICAL DISCOVERY INSTITUTE
AND
DRUGCENDR, LLC

This First Amendment (“First Amendment”), effective as of the last date of the last authorized signature affixed hereto, is by and between Sanford Burnham Prebys Medical Discovery Institute (“SBP”, as defined in the Agreement) and DrugCendR, LLC (“Licensee”) who hereby amend the Exclusive License Agreement dated December 1, 2015 (SBP ref. LA 16-03) (hereinafter referred to as the “Agreement”).

The purpose of this First Amendment is to update the payment of Ongoing Patent Costs (as defined in the Agreement) to allow for deferment of Ongoing Patent Costs based on specific conditions set forth herein. As such, the Agreement is hereby amended as follows:

Section 6 <Patents) is hereby deleted and replaced with the following:

6.1          Patent Prosecution and Maintenance.   During the term of this Agreement SBP shall diligently prosecute and maintain Licensed Patents using counsel to be chosen by SBP. For so long as Ongoing Patent Costs are deferred in accordance with Section 6.2, below, SBP shall have full discretion on all patent prosecution and maintenance, including whether to continue or abandon any of the Licensed Patents without notice or first obtaining approval from Company.   SBP will reasonably provide Company with copies of all documents relating to the filing, prosecution, and maintenance of Licensed Patents, if desired by Company, and may consider Company’s comments thereto prior to filing, provided, however, that if Company has not commented on such documents prior to the deadline for filing a response with the relevant government patent office, SBP shall be free to respond without consideration of Company’s comments. Company shall keep this documentation confidential in accordance with Section 16 (Confidentiality) herein.

6.2          Patent Costs. Company shall reimburse SBP the sum of Six Hundred, Forty-Six Thousand, Four Hundred Sixteen U.S. Dollars (646,416 USO), within five (5) years after the Effective Date, for all patent expenses incurred incident to the filing, prosecution and maintenance of the Licensed Patents incurred and paid by SBP prior to the Effective Date (“Historical Patent Costs”).

Company shall reimburse SBP for all patent expenses incurred incident to the filing, prosecution and maintenance of the Licensed Patents in all territories mutually agreed upon by the Parties, which territories shall encompass such countries or jurisdictions as Company shall reasonably request, but which shall not encompass less than the United States and all countries in which the Licensed Patents have been filed as of the Effective Date of the Agreement, and incurred and paid by SBP either: (i) prior to the Effective Date and not previously invoiced to Company, or (ii) after the Effective Date (“Ongoing Patent Costs”). In the event that SBP licenses the Licensed Patents to any third parties, Company’s share of Ongoing Patent Costs shall thereafter be reduced proportionally.

Provided SBP maintains ultimate discretion on all patent prosecution and maintenance decisions, as in this section, reimbursement of Ongoing Patent Costs are hereby deferred from the Effective Date of this Agreement until the earlier of a) Company has raised at least an aggregate of Five Million U.S. Dollars ($5,000,000) in gross proceeds in one or more equity fmancings or has made its First Commercial Sale prior to the fifth anniversary of the Effective date and b) three (3) years after the Effective Date of the Agreement (“Ongoing Patent Cost Deferment Period’’). After the Ongoing Patent Cost Deferment Period has expired, Company shall pay all Ongoing Patent Costs within thirty (30) days of receiving an invoice for such costs from Company.

In the event, Company has raised at least an aggregate of Five Million U.S. Dollars ($5,000,000) in gross proceeds in one or more equity financings or has made its First Commercial Sale prior to the fifth anniversary of the Effective Date, then Five Hundred Thousand U.S. Dollars ($500,000) ofHistorical Patent Costs shall be immediately due and payable within thirty days of such event and in the event that Company has raised at least an aggregate of Ten Million U.S. Dollars ($10,000,000), then all Historical Patent Costs and all Ongoing Patent Costs deferred in accordance with this Section 6 (Patents) and not yet paid by Company shall be immediately due and payable within thirty days of such event

All other terms and conditions of the Agreement remain the same and in full force and effect

SANFORD BURNHAM PREBYS MEDICAL DISCOVERY INSTITUTE

By:		Date

DRUGCENDR, LLC

By:		Date	3.8.2016
	Erkki Ruoslahti, M.D., Ph.D.
	President